UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 16, 2012

Seattle Genetics, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	0-32405	91-1874389
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

21823 30th Drive SE

Bothell, Washington 98021

(Address of principal executive offices, including zip code)

(425) 527-4000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b),(e) On February 23, 2012, Seattle Genetics, Inc., (the “Company”) and Bruce J. Seeley, the Company’s Executive Vice President, Commercial, entered into a Severance and Release Agreement effective February 23, 2012 (the “Agreement”), providing for the termination of Mr. Seeley’s employment on March 1, 2012 (the “Termination Date”). Pursuant to the Agreement, Mr. Seeley will receive a lump sum payment equal to twelve (12) months of his current base salary plus a cash bonus for 2012 equal to 35% of his current base salary pro-rated for the length of his employment during 2012. In addition, the vesting of Mr. Seeley’s equity awards to purchase shares of the Company’s common stock will accelerate as if Mr. Seeley’s employment had continued for a period of twelve (12) months from the Termination Date. The Company will also pay COBRA benefits through March 1, 2013 for Mr. Seeley. The above description of the terms of the Agreement is a summary and is qualified in its entirety by the terms of the Agreement, which is filed with this report as Exhibit 10.1 and its contents are incorporated by reference into this Item 5.02.

(e) 2012 Senior Executive Annual Bonus Plan. On February 16, 2012, the Board of Directors of the Company (the “Board”), upon the recommendation of the Compensation Committee of the Board, approved the 2012 Senior Executive Annual Bonus Plan (the “Plan”), an incentive compensation program, which is designed to motivate, retain and reward the Company’s executive officers based on the achievement of specified Company and individual goals. The Compensation Committee administers the Plan. Participants eligible under the Plan are those executives at the Vice President level or higher (each a “Participant”), including the following “named executive officers” (as defined under applicable securities laws): Clay B. Siegall, Todd E. Simpson, Thomas C. Reynolds and Eric L. Dobmeier. The amount of a Participant’s bonus is based on a target percentage of such Participant’s annual base pay as of the date of payment of the bonus, which target percentages have been determined by the Compensation Committee. The target percentage for Dr. Siegall is sixty percent (75%), Mr. Dobmeier’s is fifty percent (50%), and Mr. Simpson’s and Dr. Reynolds’ target percentage is forty-five percent (45%). Under the Plan, this target percentage is then adjusted, generally based 50% on the Company’s performance and 50% on the individual Participant’s performance as determined by the Compensation Committee, except for members of the Company’s Executive Committee (which include Mr. Simpson and Dr. Reynolds), in which case the percentage adjustment is based 60% on the Company’s performance and 40% on the individual Participant’s performance. Additionally, Mr. Dobmeier’s percentage adjustment is based 80% on the Company’s performance and 20% on individual performance, and Dr. Siegall’s final performance percentage will be determined by the Compensation Committee it its sole discretion. The corporate performance measures under the Plan for 2012 are primarily based on the initiation of clinical trials of ADCETRIS, achievement of commercial objectives and submission for marketing approval in Canada of ADCETRIS, as well as development and clinical activities related to our other product candidates. Additional goals include hiring and retention goals, strategic objectives and stock performance. The Company’s achieved performance percentage and/or the individual achieved Participant performance percentage may exceed 100% in the event the Company and/or the Participant exceed the predetermined goals (provided that neither percentage may exceed 150%), which could result in the payment of cash bonuses under the Plan at a level above target. The Plan is effective for the Company’s 2012 calendar year and expires on December 31, 2012 (with any bonus payments under the Plan to be made by February 15, 2013). The above description of the terms of the Plan is a summary and is qualified in its entirety by the terms of the Plan, which is filed with this report as Exhibit 10.2 and its contents are incorporated by reference into this Item 5.02.

Item 5.05 Amendments to the Registrant’s Code of Ethics, or Waiver of a Provision of the Code of Ethics.

On February 16, 2012, the Board amended and restated the Company’s Code of Ethics. The Code of Ethics, which applies to all of the Company’s directors, officers and employees, was amended and restated to, among other things, (a) emphasize the applicable laws and our guidelines governing interactions with government officials, health-care professionals, customers, suppliers, consumers and other third parties, (b) clarify our expectations regarding employee and manager compliance with and enforcement of the

Code of Ethics, (c) expand our guidelines relating to potential employee conflicts of interest, and (d) reflect revisions to our Employee Handbook. A copy of the Code of Ethics, as amended and restated by the Board on February 16, 2012, is attached as Exhibit 14.1 hereto. The amended and restated Code of Ethics will also be posted on the Company’s website at www.seattlegenetics.com under the section entitled “Investors & News” at “Corporate Governance.”

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

10.1	Severance and Release Agreement by and between the Company and Bruce J. Seeley effective February 23, 2012.

10.2	Seattle Genetics, Inc. 2012 Senior Executive Annual Bonus Plan.

14.1	Seattle Genetics, Inc. Code of Ethics, as amended and restated on February 16, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEATTLE GENETICS, INC.

Date: February 23, 2012	By:	/s/ Clay B. Siegall
Clay B. Siegall
President & Chief Executive Officer

INDEX TO EXHIBITS

Exhibit Number

10.1	Severance and Release Agreement by and between the Company and Bruce J. Seeley effective February 23, 2012.

10.2	Seattle Genetics, Inc. 2012 Senior Executive Annual Bonus Plan

14.1	Seattle Genetics, Inc. Code of Ethics, as amended and restated on February 16, 2012.